Exhibit 99.1

IMMEDIATE RELEASE

PMFG, Inc. (parent of Peerless Mfg. Co.) Reports Third Quarter Fiscal Year 2012 Financial Results

Dallas, Texas – May 9, 2012 – PMFG, Inc. (the “Company”) (NASDAQ: PMFG) today reported financial results for the third quarter ended March 31, 2012.

•	Strong Net Bookings in the Quarter of Over $30 Million

•	Backlog at March 31, 2012 of $106 Million; Near Record High

•	Sixth Consecutive Quarter of Year over Year Revenue Growth

Three Month Periods Ended March 31, 2012 and April 2, 2011

Revenue for the third quarter of fiscal 2012 of $35.5 million was up 4.5 percent from the third quarter of fiscal 2011 due to a the significant increase in revenue from the sale of Process Products for use in natural gas and oil & gas production applications. Lower Environmental Systems revenue in the quarter reflects the depressed bookings received in late fiscal 2011 and early fiscal 2012.

Gross profit for the third quarter of fiscal 2012 of $10.1 million decreased 5.1 percent from the prior year on product mix, pricing pressures on certain products and regions, and the recognition of a loss on an entrained water separation product that the Company is re-introducing to the market based on anticipated demand. Gross profit margin was 28.6 percent in the third quarter of fiscal 2012 compared to 31.5 percent in the prior year.

Operating income increased to $1.2 million for the third quarter compared to $0.8 million in the prior period on lower operating costs in the current quarter.

Net income attributable to PMFG was $1.0 million in the third quarter compared to $5.0 million in the prior year period. Non-GAAP net income attributable to PMFG, which excludes the impact in the prior year of the non-cash fair value change in a derivative liability, was $1.3 million or $0.06 per diluted share for the third quarter of fiscal 2012 compared to net income of $0.4 million or $0.02 per diluted share for the third quarter of fiscal 2011.

Reporting Segments

Process Products segment revenue of $32.4 million in the third quarter increased 37.6 percent from $23.5 million in the prior year period. The acquisition of Burgess Manning GmbH contributed approximately $3.8 million of the growth in the quarter with the balance attributed to increased demand for separation and filtration equipment. Operating income of $5.0 million increased 82.8 percent from $2.7 million in the prior year period. The increase in operating income is attributed primarily to an increase in revenue and improved leverage of related sales and engineering costs this quarter compared to the prior year period.

Environmental Systems segment revenue of $3.1 million in the third quarter declined 70 percent from $10.5 million in the prior year. The decrease reflects the lower level of new environmental projects awarded in the latter part of fiscal 2011 and early part of fiscal 2012. Revenue from recent environmental project bookings is expected to be weighted to fiscal 2013 given the duration of the projects and estimated delivery schedules. Operating income decreased in the quarter to $0.4 million compared to $2.3 million in the comparable quarter in fiscal 2011 due to lower margins, and increased selling and engineering costs relative to lower gross revenue.

Nine Month Periods Ended March 31, 2012 and April 2, 2011

Revenue for the nine month period ended March 31, 2012 was $102.3 million, up 17.3% from $87.2 million in the first nine months of our last fiscal year. The net loss attributable to PMFG was $51 thousand in the nine months period compared to net income of $5.7 million in the prior nine months period. Non-GAAP net income attributable to PMFG was $1.6 million in the current year or $0.08 per diluted share compared to a net loss of $0.7 million or $(0.09) per diluted share in the prior year period.

Net Bookings and Backlog

New project awards or net bookings were $30.3 million in the quarter bringing the year to date net bookings to $114.2 million compared to $85.0 million in the prior year. Backlog at March 31, 2012, which represents the remaining revenue to be recognized on contract purchased orders, was $105.9 million at March 31, 2012. We estimate approximately 85% of the revenue related to our existing backlog will be recognized in the next 12 months.

Financial Condition and Cash Flows

The Company completed an equity offering in February 2012 raising net proceeds of $44.4 million. The Company utilized a portion of the proceeds to repay an existing term loan as required by the agreement. The balance of proceeds is expected to be utilized to support the anticipated growth in the business and potential selective acquisitions. At March 31, 2012, cash and cash equivalents totaled $54.4 million.

Unrestricted cash and cash equivalents increased $33.2 million during the nine month period ended March 31, 2012. Year-to-date cash flows include $9.5 million provided by operating activities, $7.4 million used in investing activities, $31.8 million provided by financing activities and ($649) million effect of exchange rate changes on cash.

Peter J. Burlage, Chief Executive Officer

Peter Burlage, President and Chief Executive Officer, said, “PMFG had a solid third quarter with new orders in excess of $30 million, up 7 percent over the prior year, and 4.5 percent revenue growth driven by solid contribution from our Process Product segment. Our stable backlog gives us good visibility into the next six months and our order intake remains healthy, supported by the increasingly larger and more complex international projects together with a welcome uptick in our Environmental orders. Quote activity continues to be robust and we are pleased with some of the recently announced project wins in both segments of our business.”

Commenting on the business segment performance, Mr. Burlage noted, “Our Process Products year-to-date net bookings increased over 60 percent from the prior year and bid activity remains strong. This increase in orders reflects the growing importance we have placed on strengthening our global sales and manufacturing capabilities to benefit from the substantial energy infrastructure development underway globally. Process Products segment revenue was $32.4 million in the quarter; nearly 40 percent higher than the comparable prior year period. Our Environmental Systems business experienced a significant decline in revenue this quarter due to the low level of environmental product demand in late fiscal 2011 and early fiscal 2012. With the recent finalization of emissions regulations in the U.S. along with the favorable natural gas economics, we are beginning to see resurgence in demand for SCR equipment as evidenced by our recent bookings. However, given the length of the project life cycles, much of this revenue will not be recognized until fiscal 2013.”

Mr. Burlage concluded, “PMFG is well positioned with our diverse product portfolio, high emerging market participation, growing backlog and improving order trends all fueling growth. Our strengthened balance sheet, increasing cash generation and profitability will allow for strategic capital investments in our operations to take advantage of the growth in emerging markets and for continued investment in innovative technology such as CEFCO to access new markets. We are very pleased with the positive momentum and improved profitability of our business in the third quarter of 2012.”

Conference Call

Peter Burlage, Chief Executive Officer, and Ron McCrummen, Chief Financial Officer, will discuss the Company’s financial results for the third quarter ended March 31, 2012 and the outlook for future periods, during a conference call scheduled for Wednesday, May 9, 2012 at 8:30 a.m. ET.

Stockholders and other interested parties may participate in the conference call by dialing +1 866 770.7051 (domestic) or +1 617 213.8064 (international) and entering access code 90606015, a few minutes before 8:30 a.m. ET on May 9, 2012. Those who wish to listen to the live conference call and view the accompanying presentation slides should visit “Event Calendar” in the “Investor Relations” portion of the PMFG, Inc. Website at www.peerlessmfg.com.

A replay of the conference call will be accessible two hours after its completion through May 16, 2012 by dialing +1 888 286 8010 (domestic) or +1 617 801 6888 (international) and entering access code 76457798. The call and the accompanying presentation slides will be archived for 30 days at www.peerlessmfg.com.

About PMFG

We are a leading provider of custom engineered systems and products designed to help ensure that the delivery of energy is safe, efficient and clean. We primarily serve the markets for natural gas infrastructure, power generation, and refining and petrochemical processing. Headquartered in Dallas, Texas, we market our systems and products worldwide.

Safe Harbor Under The Private Securities Litigation Reform Act of 1995

Certain statements contained in this press release that are not historical facts are forward-looking statements that involve a number of known and unknown risks, uncertainties and other factors that could cause the actual results to be materially different from those expressed or implied by such forward-looking statements. The words “anticipate,” “preliminary,” “expect,” “believe,” “intend” and similar expressions identify forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for these forward-looking statements. In order to comply with the terms of the safe harbor, the Company notes that a variety of factors could cause actual results to differ materially from the anticipated results expressed in these forward-looking statements. The risks and uncertainties that may affect the Company’s results include the growth rate of the Company’s revenue and market share; the receipt of new, and the termination of existing, contracts; the Company’s ability to effectively manage its business functions while growing its business in a rapidly changing environment; the Company’s ability to achieve financial and nonfinancial covenants and requirements of our debt agreements; the Company’s access to additional capital; the Company’s ability to adapt and expand its services in such an environment; the quality of the Company’s plans and strategies; and the Company’s ability to execute such plans and strategies. Other important information regarding factors that may affect the Company’s future performance is included in the public reports that the Company files with the Securities and Exchange Commission, including the information under Item 1A. “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended July 2, 2011. The Company undertakes no obligation to update any forward-looking statements to reflect events or circumstances occurring after the date of this release, or to reflect the occurrence of other events, except as required by law. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. The inclusion of any statement in this release does not constitute an admission by the Company or any other person that the events or circumstances described in such statement are material.

For Further Information Contact:

Mr. Peter J. Burlage, Chief Executive Officer

Mr. Ronald L. McCrummen, Chief Financial Officer

PMFG, Inc.

14651 North Dallas Parkway, Suite 500

Dallas, Texas 75254

Phone: (214) 357-6181

Fax: (214) 351-4172

www.peerlessmfg.com

or

Kevin McGrath

Cameron Associates

(212) 245-4577

Kevin@cameronassoc.com

PMFG, Inc.

Condensed Financial Information

(In thousands, except per share amounts)

	Three Months Ended March 31,			Three Months Ended April 2,
	2012			2011
	GAAP	Adjustments(a)	Non-GAAP	GAAP	Adjustments(b)	Non-GAAP
Operating Results

Revenues	$35,498	$—	$35,498	$33,985	$—	$33,985
Cost of goods sold	25,352	—	25,352	23,289	—	23,289

Gross profit	10,146	—	10,146	10,696	—	10,696
Operating expenses	8,934	—	8,934	9,866	—	9,866

Operating income	1,212	—	1,212	830	—	830
Other income (expense):
Interest income	6	—	6	5	—	5
Interest expense	(142)	—	(142)	(406)	—	(406)
Loss on extinguishment of debt	(347)	347	—	—	—	—
Foreign exchange gain (loss)	16	—	16	248	—	248
Change in fair value of derivative liability	—	—	—	4,549	(4,549)	—
Other income (expense), net	(17)	—	(17)	—	—	—

Income (loss) before income taxes	728	347	1,075	5,226	(4,549)	677
Income tax benefit (expense)	285	(118)	167	(264)	—	(264)

Net earnings (loss)	1,013	229	1,242	4,962	(4,549)	413
Less net loss attributable to noncontrolling interest	(15)	—	(15)	(13)	—	(13)

Net earnings (loss) attributible to PMFG	$1,028	$229	$1,257	$4,975	$(4,549)	$426

Dividends on preferred stock	—	—	—	(85)	—	(85)

Income (loss) applicable to PMFG common stockholders	$1,028	$229	$1,257	$4,890	$(4,549)	$341

Basic earnings per share	$0.05		$0.07	$0.28		$0.02
Diluted earnings per share	$0.05		$0.06	$0.27		$0.02

Weighted-average shares outstanding
Basic	19,137		19,137	16,977		16,977
Diluted	19,739		19,739	17,531		17,531

Adjusted EBITDA
Net earnings (loss)			$1,242			$413
Depreciation and amortization			796			698
Interest expense, net			136			401
Income tax expense (benefit)			(285)			264

Adjusted EBITDA			$1,889			$1,776

PMFG, Inc.

Condensed Financial Information

(In thousands, except per share amounts)

	Nine Months Ended March 31,			Nine Months Ended April 2,
	2012			2011
	GAAP	Adjustments(a)	Non-GAAP	GAAP	Adjustments(b)	Non-GAAP
Operating Results

Revenues	$102,307	$—	$102,307	$87,240	$—	$87,240
Cost of goods sold	70,977	(34)	70,943	59,677	—	59,677

Gross profit	31,330	34	31,364	27,563	—	27,563
Operating expenses	30,287	(2,064)	28,223	27,026	—	27,026

Operating income	1,043	2,098	3,141	537	—	537
Other income (expense):
Interest income	22	—	22	24	—	24
Interest expense	(1,012)	—	(1,012)	(1,916)	—	(1,916)
Loss on extinguishment of debt	(347)	347	—	—	—	—
Foreign exchange gain (loss)	(652)	—	(652)	424	—	424
Change in fair value of derivative liability	—	—	—	6,419	(6,419)	—
Other income (expense), net	7	—	7	—	—	—

Income (loss) before income taxes	(939)	2,445	1,506	5,488	(6,419)	(931)
Income tax benefit (expense)	824	(831)	(7)	350	—	350

Net earnings (loss)	(115)	1,614	1,499	5,838	(6,419)	(581)
Less net earnings (loss) attributable to noncontrolling interest	(64)	—	(64)	119	—	119

Net earnings (loss) attributible to PMFG	$(51)	$1,614	$1,563	$5,719	$(6,419)	$(700)

Dividends on preferred stock	—	—	—	(717)	—	(717)

Income (loss) applicable to PMFG common stockholders	$(51)	$1,614	$1,563	$5,002	$(6,419)	$(1,417)

Basic earnings per share	$(0.00)		$0.09	$0.29		$(0.09)
Diluted earnings per share	$(0.00)		$0.08	$0.28		$(0.09)

Weighted-average shares outstanding
Basic	18,162		18,162	15,591		15,591
Diluted	18,162		18,764	16,133		15,591

Adjusted EBITDA
Net earnings (loss)			$1,499			$(581)
Depreciation and amortization			2,108			2,037
Interest expense, net			990			1,892
Income tax expense (benefit)			(824)			(350)

Adjusted EBITDA			$3,773			$2,998

	March 31,	July 2,
	2012	2011
Condensed Balance Sheet Information

Current assets	$122,684	$81,139
Non-current assets	62,323	59,570

Total assets	$185,007	$140,709

Current liabilities	$43,915	$37,231
Long term debt	—	9,971
Other non current liabilities	8,708	8,466
Total equity	132,384	85,041

Total liabilities and equity	$185,007	$140,709

(a)	All adjustments in the three months ended March 31, 2012 relate to the loss on extinguishment of debt and adjustments in the nine months ended March 31, 2012 relate to the loss on extinguishment of debt and accelerated vesting of restricted stock grants
(b)	All adjustments in the three and nine months ended April 2, 2011 relate to the fair value adjustment to the derivative liability associated with preferred stock

STATEMENT REGARDING NON-GAAP RESULTS

PMFG, Inc. measures performance primarily through net earnings. In addition to our consolidated financial statements presented in accordance with accounting principles generally accepted in the United States “U.S. GAAP”, management uses non-GAAP financial measures, including “Adjusted EBITDA.” Adjusted EBITDA is not a recognized financial measure under U.S. GAAP, and does not purport to be an alternative to net earnings or an indicator of financial performance. Adjusted EBITDA is presented to enhance an understanding of our operating results and is not intended to represent cash flow or results of operations. Adjusted EBITDA is defined as net earnings plus depreciation and amortization, net interest expense, income taxes, change in fair value of derivative liability, and charges for the accelerated vesting of restricted stock. Adjusted EBITDA has certain material limitations, primarily due to the exclusion of amounts that are material to our consolidated results of operations, such as interest expense, income tax expense, and depreciation and amortization.

We have provided a reconciliation of non-GAAP measures in order to provide the users of this financial information with a better understanding of the impact on our financial results resulting from the write off of debt issuance costs related to the extinguishment of long term debt in the quarter ended March 31, 2012, the accelerated vesting of restricted stock grants in the quarter ended December 31, 2011, and the issuance of preferred stock and related fair value adjustment to the derivative liability in fiscal 2011. Management believes that excluding these items from the Company’s financial results provides investors with a clearer perspective of the current underlying operating performance of the Company, a clearer comparison between results in different periods and greater transparency regarding supplemental information used by management in its financial and operational decision making. These non-GAAP measures are not measurements under accounting principles generally accepted in the United States. These measures should be considered in addition to, but not as a substitute for, the information contained in our financial statements prepared in accordance with U.S. GAAP.